EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Solitario Zinc Corp.’s Registration Statements on Form S-3 (File No. 333-194827) and on Form S-8 (File Nos. 333-146227 and 333-190304) of our report dated March 14, 2018, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

EKS&H LLLP

March 14, 2018

Denver, Colorado